Exhibit 99.1
ADE Corporation Continues Sequential Growth of Revenues and Net Income
                       in Third Fiscal Quarter

    WESTWOOD, Mass.--(BUSINESS WIRE)--March 2, 2004--

    Reports Further Increases in Bookings and Backlog

    ADE Corporation (Nasdaq: ADEX), a leading supplier of production metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic storage and optics manufacturing industries, today reported its financial results for the third quarter ended January 31, 2004.
    ADE's revenue grew to $23.1 million in the third quarter of fiscal 2004, up 14 percent compared with $20.2 million for the second quarter of fiscal 2004 and up 25 percent compared with $18.5 million for the third quarter of fiscal 2003. ADE's net income for the third quarter was $2.0 million, or $0.14 per diluted share. This compares with net income of $1.7 million, or $0.12 per diluted share, in the second quarter of fiscal 2004 and net income of $594,000, or $0.04 per diluted share, in the third quarter of fiscal 2003. In the quarter ended October 31, 2003, ADE's net income figure had included a tax refund of approximately $360,000.
    "Acceleration in growing 300mm wafer utilization and continued 200mm capacity expansion generated another quarter of strengthened demand for ADE's advanced tools," said Dr. Chris L. Koliopoulos, ADE's president and chief executive officer. "During our third fiscal quarter, customer interest in our AWIS(TM) Advanced Wafer Inspection System was particularly strong, reflecting ADE's ability to gain share in this important particle tool market segment. And our AFS(TM) Advanced Flatness System and WaferSight high-resolution optical tools continue to set the standard for wafer flatness metrology around the globe."
    ADE increased its backlog by 16 percent sequentially to $36.6 million on January 31, 2004 from $31.5 million on October 31, 2003. Business activity remained strongest for ADE in Japan during the third fiscal quarter as major wafer suppliers announced further expansion of 300mm capacity, followed by further orders from Asia. For the quarter, the Company generated 40 percent of its revenue in Japan, 31 percent in the Asia Pacific region, 17 percent in Europe and 12 percent in the United States. ADE's revenue breakdown by end market for the third fiscal quarter was 80 percent bare wafer, 10 percent device and 10 percent magnetic data storage.
    Gross margin increased to 51 percent during the third fiscal quarter, compared with 49 percent in the second quarter of fiscal 2004, reflecting improvements in operational efficiencies and changes in sales mix.
    Cash and cash equivalents totaled $34.7 million at January 31, 2004 compared with $21.5 million at the end of fiscal 2003. This increase was achieved primarily through ADE's positive operating cash flow and the sale of certain assets.
    ADE Chief Financial Officer Brian James said, "The third fiscal quarter was a resounding success for ADE from a financial perspective. The Company exceeded virtually every target that we had set for the business, including our revenue and earnings guidance. We are seeing many of our cost structure actions provide improving margins that are flowing through to the bottom line. Given the continued growth in our backlog and our enhanced operating leverage, we believe that we can post even stronger results to close out the fiscal year."

    Looking Ahead

    "Forecasts of expansion for silicon demand throughout 2004 with continuing sustainable growth into 2005, are growth indicators for ADE. We are ready with our advanced suite of metrology and inspection tools to meet the needs of our customers during this industry upcycle," added Dr. Koliopoulos. "During the fourth fiscal quarter and beyond, we will continue to focus on maintaining our technology leadership with further advances in our product lines, growing our profits and increasing value for our shareholders."
    For the fourth quarter of fiscal 2004, ADE anticipates that revenues will increase sequentially by approximately eight to 12 percent. Gross margins for the fourth quarter are expected to be in the range of 50 to 52 percent. ADE expects that it will report net income of between $0.17 to $0.22 per share for the fourth quarter of fiscal 2004, based on 14.2 million shares outstanding. "Our visibility continues to improve, and we are reasonably confident that we can see further gains in revenues and profitability as we begin fiscal 2005," said Mr. James.

    Conference Call Reminder

    ADE will host a conference call and webcast on Wednesday, March 3, 2004 at 8:30 a.m. Eastern Time (ET) to discuss these financial results. To participate in the webcast, please visit the "Investor Relations" section at the ADE website, located at www.ade.com. A replay of the call will be available on the website two hours after the completion of the conference call and will continue to be available for a period of one year.

    About ADE Corporation

    ADE Corporation is a leading supplier of metrology and inspection systems required for production in the silicon wafer, semiconductor device, magnetic data storage and optics manufacturing industries. The Company's systems analyze and report product quality at critical manufacturing process steps for yield enhancement, providing quality certification data that is relied upon by semiconductor wafer, device and computer disk manufacturers. The Company's systems also are used for production measurements in the semiconductor chip fabrication process. To learn more about ADE, visit the Company's Web site at http://www.ade.com.
    This news release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to the Company's expectations, predictions, assumptions and anticipations should be considered forward-looking statements. These statements include, but are not limited to those associated with expected demand in the wafer, device and data storage markets as well as the Company's ability to capitalize on this demand; and the Company's financial performance for the fourth quarter of fiscal 2004 and early fiscal 2005. These statements involve risks and uncertainties including those associated with the strength of the semiconductor, data storage and device markets; wafer pricing and wafer demand; the results of its product development efforts; the success of ADE's product offerings to meet customer needs within the timeframes required by customers in these markets; the Company's growth in backlog and enhanced operating leverage; the Company's ability to increase gross margins; its visibility; and the effects of the real estate market on the Company's property initiatives. ADE disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Further information on potential factors that could affect ADE Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 30, 2003.
    Attached are the Company's condensed consolidated statements of operations and balance sheets.

                            ADE CORPORATION
       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               (In thousands, except per share amounts)

                                  Three months ended Nine months ended
                                       January 31        January 31
                                   ----------------- -----------------
                                      2004     2003     2004     2003
                                   -------- -------- -------- --------
Revenue                            $23,129  $18,465  $62,401  $51,261
Cost of revenue                     11,430    9,492   32,184   28,441
                                   -------- -------- -------- --------
Gross profit                        11,699    8,973   30,217   22,820
                                   -------- -------- -------- --------
Operating expenses:
   Research and development          3,688    3,637   11,090   12,829
   Marketing and sales               3,006    2,584    7,420    8,294
   General and administrative        3,432    2,094    8,094    7,389
   Restructuring charges                 -        -      393    1,588
                                   -------- -------- -------- --------
Total operating expenses            10,126    8,315   26,997   30,100
                                   -------- -------- -------- --------
Income (loss) from operations        1,573      658    3,220   (7,280)
Gain on sale of long-term
 investment                              -        -    1,729        -
Gain on sale of marketable
 securities                            398        -      398        -
Interest and other income
 (expense), net                         61     (160)     (42)    (368)
                                   -------- -------- -------- --------
Income (loss) before provision for
 (benefit from) income
  taxes and equity in net earnings
   of affiliated companies           2,032      498    5,305   (7,648)
Provision for (benefit from) income
 taxes                                  11       36     (174)      71
                                   -------- -------- -------- --------
Income (loss) before equity in net
 earnings of
  affiliated companies               2,021      462    5,479   (7,719)
Equity in net earnings of
 affiliated companies                    -      132       48      102
                                   -------- -------- -------- --------
Net income (loss)                   $2,021     $594   $5,527  $(7,617)
                                   ======== ======== ======== ========

Basic earnings (loss) per share      $0.15    $0.04    $0.40   $(0.56)
Diluted earnings (loss) per share    $0.14    $0.04    $0.39   $(0.56)

Weighted average shares outstanding
 - basic                            13,934   13,721   13,859   13,699
Weighted average shares outstanding
 - diluted                          14,250   13,742   14,077   13,699




                           ADE CORPORATION
           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                           (In thousands)

                                                   January    April
                                                  31, 2004   30, 2003

Assets
Cash and cash equivalents                          $34,702   $21,476
Marketable securities                                1,334     1,060
Accounts receivable, net                            18,674    13,385
Inventories                                         32,797    29,349
Other current assets                                   944     1,046
                                                  --------- ---------
    Total current assets                            88,451    66,316

Fixed assets, net                                   11,120    20,923
Investments                                            503     3,724
Restricted cash                                        635     3,157
Other assets                                         6,705     6,996
                                                  --------- ---------
     Total assets                                 $107,414  $101,116
                                                  ========= =========

Liabilities and Stockholders' Equity
Total current liabilities                          $19,548   $16,237
Deferred gain on sale-leaseback                      1,637         -
Long-term debt                                       3,651    10,082
Total stockholders' equity                          82,578    74,797
                                                  --------- ---------
     Total liabilities and stockholders' equity   $107,414  $101,116
                                                  ========= =========

    CONTACT: ADE Corporation
             Brian James, 781-467-3500